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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                            (Amendment No. 3)*


                          NN BALL & ROLLER, INC.
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                             (Name of Issuer)

                  COMMON STOCK, Par Value $.01 Per Share
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                      (Title of Class of Securities)

                                 629305103
                               -------------
                               (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


----------------------------------          ----------------------------------
CUSIP No.      629305103
                                      13G
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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   RICHARD D. ENMEN

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /  /
                                                               (b) /  /
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
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                                      5  SOLE VOTING POWER
        NUMBER OF                        2,843,420
         SHARES                       ----------------------------------------
      BENEFICIALLY                    6  SHARED VOTING POWER
       OWNED BY                          0
         EACH                         ----------------------------------------
       REPORTING                      7  SOLE DISPOSITIVE POWER
        PERSON                           2,843,420
         WITH                         ----------------------------------------
                                      8  SHARED DISPOSITIVE POWER
                                         0
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,843,420
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /  /

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   19.2%
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12 TYPE OF REPORTING PERSON*
   IN
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                     *SEE INSTRUCTION BEFORE FILING OUT!

Item 1(a)   Name of Issuer

            NN Ball & Roller, Inc.

Item 1(b)   Address of Issuer's Principal Offices

            800 Tennessee Road
            Erwin, TN 37650

Item 2(a)   Name of Person Filing

            Richard D. Ennen

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Item 2(b)   Address of Principal Business Office or, if none, Residence

            800 Tennessee Road
            Erwin, TN 37650

Item 2(c)   Citizenship

            United States

Item 2(d)   Title of Class of Securities

            Common Stock, par value $.01 per share

Item 2(e)   CUSIP Number

            629305103

Item 3      This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).

Item 4      Ownership

            (a)  Amount beneficially owned: 2,843,420

            (b)  Percent of class: 19.2%

            (c)  Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote: 2,843,420

                 (ii)   shared power to vote or to direct the vote: 2,843,420

                 (iii)  sole power to dispose or to direct the disposition of:
                        2,843,420

                 (iv) shared power to dispose of to direct the disposition of: 0

Item 5      Ownership of Five Percent or Less of a Class

            NOT APPLICABLE

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            NOT APPLICABLE

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            NOT APPLICABLE

Item 8      Identification and Classification of Members of the Group

            NOT APPLICABLE

Item 9      Notice of Dissolution of Group

            NOT APPLICABLE

Item 10     Certification

            NOT APPLICABLE

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 12, 1999
                                           ----------------------------------
                                                        Date



                                           /s/Richard D. Ennen
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                                                      Signature



                                            Richard D. Ennen
                                           ----------------------------------
                                                         Name